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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 30, 2004

                            WHITEHALL JEWELLERS, INC.
             (Exact name of Registrant as Specified in Its Charter)

         Delaware                        0-028176                36-1433610
(State or Other Jurisdiction      (Commission File Number)     (IRS Employer
    of Incorporation)                                        Identification No.)

155 North Wacker Drive, Suite 500, Chicago, Illinois                 60606
     (Address of Principal Executive Offices)                      (Zip Code)

        Registrant's Telephone Number, Including Area Code: 312-782-6800

                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.        Entry into a Material Definitive Agreement.

     On November 30, 2004, the Company entered into an employment agreement with Lucinda M. Baier.

     A copy of the employment agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The material terms of the employment agreement are described under Item 5.02 of this report and are incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On December 1, 2004, the Company issued a press release announcing that Lucinda M. Baier, age 40, will serve as President and Chief Operating Officer of the Company. Ms. Baier's employment with the Company as President and Chief Operating Officer commenced on November 30, 2004. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

     Until April, 2004, Ms. Baier was actively employed at Sears, Roebuck and Co., a multiline retail company, where she spent over three years in several senior management positions, most recently as the Senior Vice President and General Manager for its Credit and Financial Products business. Prior to her employment with Sears, Roebuck and Co., Ms. Baier served in senior financial positions at major retail, chemical and defense corporations, including US Office Products, ICI PLC and General Dynamics.

     Under the terms of the employment agreement, Ms. Baier will receive an initial annual base salary of $425,000. She will also receive a one-time "sign-on" bonus payment of $100,000, subject to required withholdings, on or shortly after January 2, 2005. This "sign-on" bonus will be credited against any bonus earned by Ms. Baier for the fiscal year ending January 31, 2006. In addition, beginning for the fiscal year ending January 31, 2006 and in the sole discretion of the Compensation Committee of the Company's Board of Directors, Ms. Baier will have an opportunity to participate in the Company's Management Cash Bonus Plan, with the same percentage bonus opportunity as the Company's Chairman and Chief Executive Officer. Furthermore, Ms. Baier shall, in the sole discretion of the Compensation Committee, be eligible during her employment with the Company to be granted stock options, restricted stock and/or other equity-based compensation awards. Ms. Baier was granted an award of 50,000 shares of restricted common stock of the Company on November 30, 2004, pursuant to the terms of the Company's 1997 Long-Term Incentive Plan, as amended, and the form of Restricted Stock Award for executive officers of the Company under such plan.

     The employment agreement is for an initial term of one year, subject to earlier termination, and will be automatically extended for one additional year unless either party gives written notice of termination at least 60 days prior to the expiration of the term.

     The employment agreement provides that if Ms. Baier's employment is terminated without Cause (as defined in the employment agreement), Ms. Baier will receive a severance payment equal to her base salary for a period of twelve months following termination, any accrued but unpaid salary and annual bonus through and including the effective date of the termination of her employment (determined on a pro rata basis for the number of days of the fiscal year for which she was employed by the Company), such annual bonus to be paid following the Compensation Committee's determination of her annual bonus, if any, for the fiscal year in which the termination of employment occurred, and other employee benefits to which she was entitled on the date of the

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termination of her employment in accordance with the terms of the applicable plans. Ms. Baier will also receive these payments if she terminates her employment with Good Reason (as defined in the employment agreement), provided that in order to receive the severance payment equal to her base salary for a period of twelve months following termination she must execute a mutual release and non-disparagement agreement, in form and substance reasonably satisfactory to the Company and Ms. Baier.

     The employment agreement also provides Ms. Baier with certain benefits, including participation in the Company's employee benefit plans generally available to executives of the company (currently including health insurance, life insurance, participation in the Company's 401(k) plan, automobile benefits and reimbursement for business expenses) and relocation assistance. The employment agreement also contains confidentiality, noncompete and nonsolicitation covenants from Ms. Baier.

     In connection with Ms. Baier's appointment, Hugh M. Patinkin, President, Chief Executive Officer and Chairman of the Board, has stepped down as President of the Company effective November 30, 2004. Mr. Patinkin will continue to serve as Chief Executive Officer and Chairman of the Board of Directors of the Company.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             WHITEHALL JEWELLERS, INC.
                                                   (Registrant)

                                             By: /s/ John R. Desjardins
                                                 -------------------------------
                                                 John R. Desjardins
                                                 Executive Vice President
                                                 and Chief Financial Officer

Date:  December 1, 2004

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                                 EXHIBIT INDEX

     The following exhibit is furnished herewith as noted below.

Exhibit No.   Exhibit
10.1          Employment Agreement, dated November 30, 2004, between the Company and Lucinda M. Baier

99.1          Press Release dated December 1, 2004, announcing the appointment of Lucinda M. Baier as President and Chief Operating Officer of the Company